Exhibit 10.7
[Grant Date]
[Grantee Name]
[Grantee Address]
INCENTIVE
STOCK OPTION AGREEMENT
Dear [Grantee Name]:
     You are hereby notified that the Board of Directors of Canyon Resources Corporation (the “Corporation”) has granted you an option pursuant to the Amended and Restated Incentive Stock Option Plan which was amended and restated on March 11, 2004 by the Board of Directors and approved by Shareholder vote on July 14, 2004.
     The option granted to you is to purchase [#] shares of the $.01 par value common stock of the Corporation at the price of [Strike Price $] per share. The date of grant of this option is the effective date of this notice and it is the determination of the Board of Directors that, on the date of the grant, the fair market value of the Corporation’s $.01 par value common stock was [Stock Price $] per share. The term of your option is five years from the date of grant, and shall expire on midnight, [Expiry Date], although the option may be terminated earlier as set forth in the Plan. The option may be exercised at any time within this five year period.
     Enclosed is a copy of the Plan governing the option granted to you. You should read the Plan carefully since your option is in all respects limited and conditioned as provided in the Plan including, but not limited to, the following:
a)	Should your employment be terminated for any reason other than death or disability, any options granted to you under the Plan which have not been exercised shall expire 90 days after the effective date of such termination and shall be exercisable during such 90-day period only to the extent they were exercisable on the effective date of termination. If your employment terminates because of death or total disability, your option may be exercised in full for 12 months after such death or disability.

b)	You shall not, by reason of this option, have any rights of a stockholder of the Corporation until the date of the issuance of a stock certificate to you for such shares.

c)	Your option granted under the Plan shall be exercisable during your lifetime only by you. It shall not be assigned, pledged, or hypothecated in any way, shall not be subject to execution, and shall not be transferable by you otherwise than by will, or as determined by the laws of descent and distribution.

[Grant Date]
Incentive Stock Option Agreement

     Also enclosed is a copy of the Corporation’s Prospectus pertaining to the registration under federal securities laws of shares of common stock to be issued pursuant to the option.
     Upon exercise of a stock option, it is the responsibility of the optionee to comply with any applicable SEC Rule 16(b) reporting requirements.
     At the time or times when you wish to exercise your option in whole, or in part, you shall deliver a written notice of such election to the Corporation, either in person or by certified mail, stating the number of shares with respect to which option is being exercised, and specifying a date on which the shares will be taken and payment made therefore. This date shall be at least 15 days after giving such notice, unless an earlier date is mutually agreed upon. Payment must be made in full by cash or certified check. In addition, payment may be made by delivery of other shares of common stock of the Corporation having a fair value equal to the option price. Shares presented for payment must have been previously owned by you for at least six months.
     If the above procedures meet with your approval, please acknowledge receipt of a copy of the Plan and the Prospectus and indicate your acceptance of the copy of this letter in the space provided below and return it to the Corporation, either in person, or by certified mail.
     If there is any inconsistency between the terms of this Option Agreement and the terms of the Plan and/or the Prospectus, the terms of the Plan shall govern.
     The effective date of this agreement is [Grant Date].

CANYON RESOURCES CORPORATION
By:
James K. B. Hesketh
President

     I, [Grantee Name], have received a copy of the Amended and Restated Incentive Stock Option Plan and the Prospectus covering the shares to be issued thereunder, and I accept and agree by all of the terms thereof.
     Dated this            day of            , 20_.

[Grantee Name]